EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SourceForge, Inc.
Mountain View, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-92409; 333-92391; 333-38768; 333-38766; 333-38874; 333-59096; 333-71944; 333-101965; and 333-116778) of SourceForge, Inc. of our report dated October 31, 2005, relating to the consolidated financial statements and financial statement schedule, before the effects of the adjustments to retrospectively account for the software business as a discontinued operation as described in Notes 1 and 11 (the 2005 financial statements before the effects of the adjustments described in Notes 1 and 11 are not presented separately herein), which appears in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

San Jose, California
October 8, 2007